SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: September 9, 2004
(Date of Earliest Event Reported)

TARRAGON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-8003	94-2432628
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1775 Broadway, 23rd Floor
New York, New York 10019
(Address of principal executive offices)

212-949-5000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

     On September 9, 2004, the registrant entered into a Purchase Agreement with an initial purchaser relating to its previously announced offering of up to $40,000,000 aggregate principal amount of its 8.00% Senior Convertible Notes due 2009 (“Notes”), with an initial purchaser’s option to purchase an additional $10,000,000 aggregate principal amount of Notes. The sale of the Notes is expected to close on September 16, 2004, on the basis of representations and warranties and subject to conditions precedent that are customary for transactions of this type. In the Purchase Agreement, the registrant has agreed to indemnify the initial purchaser against liabilities arising from the transactions, including liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934. After deducting estimated offering expenses, the registrant expects to receive net proceeds from the sale of the Notes of approximately $37.0 million or approximately $46.4 million, if the initial purchaser fully exercises its option to purchase the additional Notes.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2004	TARRAGON CORPORATION
	By:	/s/ Kathryn Mansfield
Kathryn Mansfield, Executive Vice
President, General Counsel and Secretary